EXHIBIT 22.1

SUBSIDIARY ISSUERS AND GUARANTORS OF CBRE GROUP, INC.’S
REGISTERED DEBT
AT DECEMBER 31, 2022

CBRE Services, Inc., a subsidiary of CBRE Group, Inc., is the issuer of the 4.875% and 2.500% senior notes (as defined in CBRE Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022), which are guaranteed by CBRE Group, Inc.